Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010, with respect to the financial statements and supplemental schedule included in the Annual Report of OMNOVA Solutions Retirement Savings Plan on Form 11-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statement of OMNOVA Solutions Inc. on Form S-8 (File No. 333-34938 effective April 17, 2000) and in the Post-Effective Amendment No. 1 to the Registration Statement of OMNOVA Solutions Inc. on Form S-8 (File No. 333-34938 effective December 6, 2000), and in the Registration Statement of OMNOVA Solutions Inc. on Form S -8 (File No. 333-160509 effective July 7, 2009).

/s/GRANT THORNTON LLP

Cleveland, Ohio

June 29, 2010